CREDIT AGREEMENT

     THIS CREDIT AGREEMENT (this "Agreement") is entered into as of September 15, 2005, by and between DYNAMIC MATERIALS CORPORATION, a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

     Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

     "advance" has the meaning set forth in Section 2.1(a)

     "Business Day" means (i) for all purposes other than are covered by clause
(ii) below, any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close and
(ii) with respect to all notices, determinations, fundings, issuances and payments in connection with any Euro-denominated Advances, any day that is a Business Day described in clause (i) above and that is also (a) a day for trading by and between banks in Dollar or Euro, as the case may be, deposits in the London interbank market and (b) a day on which banking institutions are open for business in London.

     "Commitment Amount" means the Dollar Equivalent Amount of $7,500,000.

     "Credit Notice" means a notice in the form of Exhibit A hereto.

     "Dollars" means the lawful currency of the United States of America.

     "Dollar-denominated Advance" means an advance under the Line of Credit which is made in Dollars.

     "Dollar Equivalent Amount" means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Euro, the equivalent amount thereof in Dollars as determined by Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Euro.

     "EMU" means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

     "EMU Legislation" means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.


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

     "Euro" means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation

     "Euro-denominated Advances" means advances under the Line of Credit which are made in Euro.

     "Euro Sublimit" means the Dollar Equivalent Amount of $2,000,000.

     "Line of Credit" has the meaning set forth in Section 2.1(a)

     "Note" has the meaning set forth in Section 2.1(a).

     "Participating Member State" means each state so described in any EMU Legislation.

     "Revaluation Date" means each of the following: (a) each date on which a Euro-denominated Advance is made, (b) each date on which a Fixed Rate Term (as defined in the Note) applicable to a Euro-denominated Advance is continued, (c) the last Business Day of each week, and (d) such additional dates as Bank may determine during the continuance of an Event of Default (as defined in the Note).

     "Spot Rate" for Dollars or Euro means the rate quoted by the Bank as the spot rate for the purchase by the Bank of such currency with the other currency through its foreign exchange desk at approximately 11:00 A.M. (San Francisco time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.


                                   ARTICLE II
                                  CREDIT TERMS

     SECTION 2.1.   LINE OF CREDIT.

     (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances (each, an "advance") to Borrower from time to time up to and including June 30, 2007 ("Line of Credit"), the proceeds of which shall be used for working capital and general corporate purposes. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of September 15, 2005 ("Note"), all terms of which are incorporated herein by this reference. Advances under the Line of Credit shall be Dollar-denominated Advances or Euro-denominated Advances, provided, however, that as of each Revaluation Date, (i) the maximum principal balance of outstanding Euro-denominated Advances shall not exceed the Euro Sublimit, and (ii) the aggregate maximum principal balance of outstanding Dollar-denominated Advances and Euro-denominated Advances shall at not exceed Commitment Amount.

     (b) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit denominated only in Dollars for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Hundred Thousand Dollars ($500,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. No Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed a Dollar-denominated Advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to Dollar-denominated Advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

     (c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, subject to the terms of Section 2.1(d) below.

     (d) Spot Rate Determination. Bank will determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent Amounts of Euro-denominated Advances. Such Spot Rate will become effective as of such Revaluation Date and will be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

     (e) Limitations. If Bank notifies Borrower at any time that the aggregate outstanding principal balance of Dollar-denominated Advances at such time exceeds 100% of the Commitment Amount, then, within 2 Business Days after receipt of such notice, Borrower will prepay advances in an aggregate amount sufficient to reduce such aggregate outstanding principal balance as of such date of payment to an amount not to exceed 100% of the Commitment Amount. If Bank notifies Borrower at any time that the outstanding principal balance of Euro-denominated Advances at such time exceeds 105% of the Euro Sublimit, then, within 3 Business Days after receipt of such notice, Borrower will prepay advances in an aggregate amount sufficient to reduce such outstanding principal balance as of such date of payment to an amount not to exceed 100% of the Euro Sublimit. All payments required hereunder shall be subject to the prepayment provisions of the Note.

     SECTION 2.2.   INTEREST/FEES.

     (a) Interest. The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

     (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

     (c) Fees. Borrower shall pay to Bank a non-refundable fee in the amount of $1,000.00 for each Euro-denominated Advance at the time such advance is made.

     SECTION 2.4. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal and interest due in connection with Dollar-denominated Advances and all fees due under the Line of Credit by charging Borrower's deposit account number 4123769044 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower. Principal and interest on Euro-denominated Advances shall paid by Borrower when due into the following account:

          Bank: Deutsche Bank Ag Frankfurt
                Frankfurt, Germany
          Account Number: 100958748600
          Swift ID: DEUTDEFF

     SECTION 2.5.   COLLATERAL.

     As security for all indebtedness of Borrower to Bank under the Line of Credit, Borrower hereby grants to Bank security interests of first priority (subject to the terms of Section 6.8 below) in (a) all Borrower's accounts receivable and other rights to payment, general intangibles, and inventory, and
(b) notwithstanding any provision to the contrary set forth in the security agreement or UCC covering equipment, only equipment acquired after the date hereof. Notwithstanding the inclusion of "general intangibles" above and in the definitions of Collateral in the security agreements executed by Borrower, Bank hereby disclaims a security interest in Borrower's patents, copyrights, trademarks and other forms of intellectual property (collectively, "IP"); provided, however, that except that the Collateral shall include the proceeds of all the IP that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying IP is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the IP, then the Collateral shall automatically, and effective as of the closing date, include the IP to the extent necessary to permit perfection of Bank's security interest in such accounts and general intangibles of Borrower that are proceeds of the IP.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and the costs of all appraisals and audits during the existence of an Event of Default.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

     SECTION 3.1. LEGAL STATUS. Borrower is a corporation, duly incorporated and existing and in good standing under the laws of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

     SECTION 3.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

     SECTION 3.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default which could be reasonably expected to have a material adverse effect on Borrower under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

     SECTION 3.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could be reasonably likely to have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

     SECTION 3.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated June 30, 2005, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or for liens arising by operation of law in the ordinary course of business or liens for unpaid taxes, mechanics' liens, materialmen or workmens' liens payment for which is not yet due or is being contested in good faith or as otherwise permitted by Bank in writing.

     SECTION 3.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year which could be reasonably expected to have a material adverse effect on Borrower.

     SECTION 3.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

     SECTION 3.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

     SECTION 3.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

     SECTION 3.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, which default could be reasonably expected to have a material adverse effect on the Borrower.

     SECTION 3.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. To Borrower's knowledge, none of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving an expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment which could be reasonably expected to have a material adverse effect on Borrower. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.


                                   ARTICLE IV
                                   CONDITIONS

     SECTION 4.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

     (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

     (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

     (i) This Agreement and each promissory note or other instrument or document required hereby.
     (ii)   Corporate Resolution-Borrowing.
     (iii)  Certificate of Incumbency.
     (iv)   Security Agreement Right to Payment and Inventory.
     (v)    Security Agreement Equipment.


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

     (vi)   Exhibit A to UCC Financing Statement.
     (vii)  Insurance Letter.
     (viii) Such other documents as Bank may require under any other Section of this Agreement.

     (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

     (d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

     SECTION 4.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

     (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date except to the extent that such representations expressly relate to a specific date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

     (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit, which, in the case of each Euro-denominated Advance, shall include a Credit Notice, duly completed, delivered not later than 4 Business Days prior to the date of the requested advance.


                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

     Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

     SECTION 5.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

     SECTION 5.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

     SECTION 5.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

     (a) not later than 90 days after and as of the end of each fiscal year, Borrower's 10K report filed with the Securities Exchange Commission with respect to such fiscal year;

     (b) not later than 45 days after and as of the end of each quarter, Borrower's 10Q report filed with the Securities Exchange Commission with respect to such fiscal quarter;

     (c) not later that 10 days after filing, a copy of any other report or document filed with the Securities Exchange Commission.

     (d) not later than 30 days after each fiscal year, projections, prepared by Borrower, for the fiscal year then commencing;

     (e) contemporaneously with each annual and quarterly 10K and 10Q report required hereby, a certificate of the president or chief financial officer of Borrower that said reports are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

     (f) from time to time such other information as Bank may reasonably request.

     SECTION 5.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

     SECTION 5.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts reasonably satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

     SECTION 5.6. FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

     SECTION 5.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

     SECTION 5.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower which could be reasonably likely to have a material adverse effect on Borrower.

     SECTION 5.9. FINANCIAL CONDITION. Maintain Borrower's consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

     (a) Tangible Net Worth, determined as of each fiscal quarter end, not less than $16,000,000.00, increasing, on a cumulative basis as of the end of each fiscal quarter (commencing with FQE September 30, 2005), by an amount equal to 50% of Borrower's net income in such fiscal quarter, with no deduction for losses, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

     (b) Net income after taxes not less than $650,000.00 on a quarterly basis, determined as of each fiscal quarter end in fiscal year 2005, and thereafter not less than $700,000.00 on a quarterly basis, determined as of each fiscal quarter end.

     SECTION 5.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property.


                                   ARTICLE VI
                               NEGATIVE COVENANTS

     Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

     SECTION 6.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

     SECTION 6.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of $4,000,000.00.

     SECTION 6.3. LEASE EXPENDITURES. Incur operating lease expense in any fiscal year in excess of $1,000,000.00.

     SECTION 6.4. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, (c) a real estate loan not to exceed $2,880,000.00 and any refinancing or extension thereof secured by the "Spin Forge" real property located at 1700 E. Grand Avenue, El Segundo, California, and (d) additional liabilities not to exceed an aggregate outstanding principal balance of $1,000,000.00.

     SECTION 6.5. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

     SECTION 6.6. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

     SECTION 6.7. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, and loans and advances to employees in the ordinary course of business not to exceed an aggregate amount of $100,000.00 outstanding at any time (inclusive of any such existing loans and advances).

     SECTION 6.8. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof, (b) security interests in equipment owned by Borrower as of the date of this Agreement, (c) purchase money security interests in equipment, subject to the restrictions on indebtedness set forth in Section 6.4, (d) liens arising by operation of law in the ordinary course of business or liens for unpaid taxes, mechanics' liens, materialmen or workmens' liens payment for which is not yet due or is being contested in good faith, and (e) a lien on the real estate described in Section 6.4(c) to secure the indebtedness described therein.


                                   ARTICLE VII
                                EVENTS OF DEFAULT

     SECTION 7.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

     (a) Borrower shall fail to pay when due any principal, or, within 5 calendar days of the applicable due date, any interest, fees or other amounts, payable under any of the Loan Documents.

     (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

     (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

     (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any guarantor (with each such guarantor referred to as a "Third Party Obligor") has incurred any debt or other liability to any person or entity, including Bank, and, if the debt is owed to a party other than Bank, the amount thereof exceeds $250,000.00 and the default is not cured within any applicable cure period, if any, provided therefor in the documents governing such debt. As of the date hereof, there exist no Third Party Obligors.

     (e) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor, and with respect to each of the foregoing, the amount claimed exceeds $250,000.00.

     (f) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor, or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

     (g) The death or incapacity of any individual Third Party Obligor. The dissolution or liquidation of Borrower or Third Party Obligor which in not an individual, or Borrower or any such Third Party Obligor or any of its directors or stockholders or members shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

     (i) Groupe SNPE shall, directly or indirectly, own or control less than 25% of the outstanding voting equity interests in Borrower.

     SECTION 7.2.   REMEDIES. Upon the occurrence of any Event of Default:
(a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.


                                  ARTICLE VIII
                                  MISCELLANEOUS

     SECTION 8.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

     SECTION 8.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

     BORROWER: DYNAMIC MATERIALS CORPORATION
               5404 Spine Road
               Boulder, CO 80301
               (Attention: Richard A. Santa or Chief Financial Officer)

     BANK:     WELLS FARGO BANK, NATIONAL ASSOCIATION
               Colorado RCBO
               1740 Broadway, 3rd Floor
               Denver, CO 80274

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

     SECTION 8.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the preparation of any amendments to and waivers under this Agreement or the other Loan Documents, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

     SECTION 8.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

     SECTION 8.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

     SECTION 7.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

     SECTION 8.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

     SECTION 8.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

     SECTION 8.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

     SECTION 8.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

     SECTION 8.11.  ARBITRATION.

     (a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

     (b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in Colorado selected by the American Arbitration Association ("AAA");
(ii) be governed by the

Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the "Rules"). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. ss.91 or any similar applicable state law.

     (c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

     (d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Colorado or a neutral retired judge of the state or federal judiciary of Colorado, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Colorado and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Colorado Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

     (e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

     (f) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

     (g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

     (h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

     SECTION 8.12.  JUDGMENT CURRENCY.

     (a) Conversion Rate. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is given.

     (b) Discharge of Judgment. The obligations of the Borrower in respect of any sum due from it to the Bank hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day following receipt by the Bank of any sum adjudged to be so due in the Other Currency, the Bank may in accordance with normal banking procedures purchase the Original Currency with the Other Currency; if the Original Currency so purchased is less than the sum originally due to the Bank in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Bank in the Original Currency, the Bank shall remit such excess to the Borrower.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                            WELLS FARGO BANK,
DYNAMIC MATERIALS CORPORATION                NATIONAL ASSOCIATION

By:  /s/ Richard A. Santa                   By:  /s/ Marc Rosenberg
     --------------------------------            ----------------------------
     Richard A. Santa, Vice President            Marc Rosenberg, Relationship
     & CFO                                       Manager

                                    EXHIBIT A

                              FORM OF CREDIT NOTICE
                           (Euro-denominated Advances)
                                                        Date: ___________, _____


To:  Wells Fargo Bank, N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of _____________, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined) between DYNAMIC MATERIALS CORPORATION ("Borrower") and WELLS FARGO BANK, N.A. ("Bank").

The undersigned hereby requests (select one):

[ ]  A borrowing of a Euro-denominated Advance

[ ]  A continuation of a Euro-denominated Advance

1.   On _________________________________________ (a Business Day).
2.   In the amount of ___________________________; denominated in Euro
3.   With a Fixed Rate Term ____ months (1, 2 or 3).

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the above date, before and after giving effect to the advance (or continuation, as the case may be) requested above:

(a) The representations and warranties made by the Borrower in the Agreement, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection therewith, are and will be correct on and as of the date of the advance requested above, except to the extent that such representations and warranties specifically refer to any earlier date; and

(b) no Event of Default has occurred and is continuing on the date hereof or after giving effect to the advance requested above.

IN WITNESS WHEREOF, the undersigned have executed this Credit Notice as of the date first written above.

THE "BORROWER"

DYNAMIC MATERIALS CORPORATION

By: ________________________________
Title: _______________________________